Exhibit 99.2

Johnson Controls, Inc. 5757 N. Green Bay Avenue Post Office Box 591 Milwaukee, WI 53201 Tel. 414/524 1200

Mr. James H. Keyes 1660 N. Prospect Avenue, #2309 Milwaukee, WI 53202

July 17, 2003

Dear Jim:

     You have indicated your desire to retire from your position with Johnson Controls, Inc. (“JCI”), and you have indicated your willingness to defer your retirement until December 31, 2003, to help ensure a smooth transition of your duties and responsibilities. The Board wishes to recognize your outstanding leadership of JCI and to ensure your continued contributions during the transition period and thereafter. Accordingly, upon your signature this letter will form an agreement to achieve these purposes and to provide you with certain payments and benefits in accordance with the terms and conditions herein (the “Agreement”).

1.	Transition Period

a.	JCI shall continue to employ you, and you shall continue to serve JCI, as Chairman, and faithfully perform the duties and responsibilities of such office, through December 31, 2003, (the “Transition Period”) and thereafter you shall retire effective January 1, 2004.

b.	You shall continue for the Transition Period to receive and be paid your current base salary of $83,333, 34 per month;

c.	You shall continue to earn and receive any benefits under the EICP, LTPP, Stock Option Plan, and Restricted Stock Plans for awards made prior to October 1, 2003, and no further awards will be made under such plans thereafter.

d.	You shall continue to receive and participate in all of your other current pension, plans, benefits and perquisites during the Transition Period and thereafter as may be provided in such plans. Your retirement under such plans shall be effective on January 1, 2004.

e.	You will be provided secretarial support on a part time basis from the Chief Financial Officer’s Administrative Assistant during the Transition Period.

2.	Consultancy Period

a.	Effective January 1, 2004, and for a period until September 30, 2004, you will serve as a consultant to JCI to continue to assist in the smooth transition of duties and responsibilities. (the “Consultancy Period”)

b.	Your consultant services will be performed at mutually agreed upon times at the request and direction of the CEO.

c.	You will be paid a total of $250,000 for the Consultancy Period. This total shall be paid in monthly installments, or in such other installments as may be mutually agreed upon.

3.	Board of Directors

a.	You will continue to serve as Chairman of the JCI Board until December 31, 2003.

b.	You will continue to serve as a non-executive Director of the JCI Board for your current term, which expires at the 2005 Annual Shareholders Meeting. Thereafter, your service will be mutually agreed upon by the Board, the CEO and yourself.

c.	Effective January 1, 2004, and for the period thereafter of your service on the JCI Board you will receive the customary retainers, fees and awards that may during such times be provided by JCI to its outside directors.

d.	You will be provided use of a JCI plane for medical emergencies.

4.	Other Provisions

a.	Except as your compensation has been amended hereby and your retirement specified, all other terms of the Executive Employment Agreement, Change of Control Agreement and Indemnity Agreements which are currently in effect between you and JCI, shall remain in effect and apply hereto.

b.	In particular, any disputes under this Agreement shall be subject to the Mandatory Arbitration provisions of Section 9 of the Executive Employment Agreement.

If you are in agreement with all of the terms and conditions provided herein, please sign and return one copy.

Cordially,

JOHNSON CONTROLS, INC.

AGREED:

By:	/s/ James H. Keyes James H. Keyes	By:	/s/ John M. Barth John M. Barth, President & CEO

		By:	/s/ Southwood J. Morcott Southwood J. Morcott, Chairman, Compensation Committee